Exhibit 99.1


                           Press Release

    2441 Presidential Parkway <bullet> Midlothian, Texas 76065
  <bullet> Phone 972.775.9801 <bullet> Fax 800.579.4271 <bullet>
                           www.ennis.com



FOR IMMEDIATE RELEASE                FOR ADDITIONAL INFORMATION
                                     CONTACT:  Keith S. Walters,
                                     Chairman President & CEO
                                     (800) 752-5386

Midlothian, Texas, November 19, 2004



          ENNIS, INC. CLOSES ALSTYLE APPAREL TRANSACTION

                 Completion of $242 Million Merger

   Midlothian, Texas -- Ennis, Inc. (formerly Ennis Business Forms, Inc.) (NYSE: EBF) a manufacturer of printed business products headquartered in Midlothian, Texas has completed the merger of Alstyle Apparel, Inc. with and into a subsidiary of Ennis, Inc. The Company also closed its new financing facility arranged through LaSalle National Bank and six other banks and funded approximately $109 million of its $150 million Term/Revolver facility. The shareholders of Ennis, Inc., at a special shareholders meeting on November 4, 2004, approved the transaction and no other approvals were necessary.

      Given that the transaction closed during the month, only a small part of the financial results of Alstyle Apparel will be reflected in the financial statements of Ennis, Inc. for the third quarter ended November 30, 2004. Due to the late close of the merger in the third quarter, Ennis will not issue its third quarter earnings release until January 7, 2005 rather than its usual date of December 21, 2004.

   Keith Walters, Chairman, President and CEO of Ennis said, "We are looking forward to the addition of Alstyle Apparel to further supplement the products we currently offer to our existing customers as well as the opportunity to penetrate some of the existing Alstyle customers with traditional Ennis products. With the addition of the new shares granted in this merger, the Company will now have a market capitalization (traditionally defined as common shares outstanding multiplied by the current price of common stock) approaching $500 million based upon its most recent average price. We wish to thank our shareholders for their continued support as we move forward to broaden the scope of our business products to our existing customer base."
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About Ennis
     Ennis, Inc. (www.ennis.com) (formerly Ennis Business Forms, Inc.) is primarily engaged in the production of and sale of business forms, promotional products, including activewear apparel, and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has 37 production facilities located in 16 states, strategically located to serve the Company's national network of distributors. With the merger of Alstyle Apparel the company has 6 additional facilities in California and Mexico devoted to the production of activewear apparel and has 7 distribution centers located throughout the U.S. and Canada. The Company, together with its subsidiaries, operates in four business segments: the Forms Solutions Group, the Promotional Solutions Group, the Financial
Solutions Group, and the newly acquired Alstyle Apparel. The Forms Solutions Group is primarily engaged in the business of manufacturing and selling business forms and other printed business products. The Promotional Solutions Group is primarily engaged in the business of design, production and distribution of printed and electronic media, presentation products, flexographic printing, advertising specialties and Post-it <registered trademark> Notes. The Financial Solutions Group designs, manufactures and markets printed forms and specializes in internal bank forms, secure and negotiable documents and custom products. Alstyle Apparel is primarily engaged in the production and sales of activewear including t-shirts, fleece goods, and other wearables.


This news release contains statements relating to future results of the company including statements (i) that the issuance of shares in the merger will expand the Company's market capitalization to an amount approaching $500 million based upon the Company's most recent stock price, (ii) and that the Company funded $109 million of its $150 million Term/Revolver facility, as well as other anticipated, believed, planned, forecasted, expected, targeted and estimated results and the company's outlook concerning future results, that are "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.


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